WEBSERVCE AGREEMENT

This Agreement, dated as of December 7, 2007, (the “Effective Date”), is made by and between Sound Revolution Inc., a Delaware corporation registered extra-provincially in the Province of British Columbia, with a place of business at 1511 West 40th Avenue, Vancouver, BC V6M 1V7 (“Customer”), and Puretracks Inc., an Ontario corporation with a principal place of business located at 260 King Street West, Suite B100, Toronto (“PURETRACKS”).

Recitals

CUSTOMER, among other things, is the owner or licensee of certain Web services which are accessible through the website operated by CUSTOMER and having the following URL: www.charitytunes.com, www.charitytunes.ca, www.soundrevolution.com, www.myfanpro.com and other websites beginning www.charitytunes or www.soundrevolution (the “CUSTOMER Site”);

PURETRACKS, among other things, provides digital download fulfillment services for third parties, by which Digital Downloads (as hereafter defined) are accessed and served to third party customers from servers owned or controlled by PURETRACKS;

CUSTOMER and PURETRACKS wish to: (i) make available as Digital Downloads its catalogue of digital files of songs and albums (the “Music Catalogue”) (the “Music Download Web-Service”) to end users resident in the United States and Canada through a website or websites owned by the CUSTOMER (the “E-Commerce Site”) which E-Commerce Site shall be linked from, promoted to, and accessible by users of, the CUSTOMER website, and (ii) to have Puretracks serve and distribute all Digital Downloads of music that are sampled, purchased or otherwise accessed from through the Music Download Web- Service (the “Fulfillment Services”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CUSTOMER and PURETRACKS hereby agree as follows:

Terms

1.      Links & Promotions.

         1.1      Customer Promotion of the Music Download Web-Service. CUSTOMER will place, or cause to be placed, links to promote the Music Download Web-Service within its E-Commerce Site, as described in Schedule A attached hereto. [CUSTOMER shall also promote, or cause to be promoted, the Puretracks Catalogue as described in Schedule A.]

2.      Music Download Web-Service .

          2.1      Operating and Serving. PURETRACKS shall:

          2.1.1      create links from the Puretracks servers to the billing and order system of the Customer, and provide Fulfillment Services in accordance with the service and accessibility levels (collectively the “Service Levels”) set out in Schedule B hereto.

          2.1.2      be responsible for system operation costs, network costs, content licensing and other costs associated with operating and providing the Fulfillment Services in accordance with this Agreement.

          2.1.3

          2.1.4      generate fulfillment reports for the Fulfillment Services and provide CUSTOMER with fulfillment reports in the format set out in Schedule C attached hereto.

2.2

Condition Precedent. THIS AGREEMENT SHALL BE DEEMED VALID ONLY AFTER THE COMPLETION OF LABEL APPPROVALS. PURETRACKS WILL USE COMMERCIALLY REASONABLE BEST EFFORTS TO OBTAIN RECORD LABEL APPROVALS BY DECEMBER 15th, 2006.

          2.3      Limitations.

(A) Any E-Commerce Site terms of service, terms and conditions, terms of use, or any other similar document related to the Music Download Web Service offering shall be subject to PURETRACKS's prior approval.

(B) In addition and unless expressly authorized by the terms of this Agreement or by PURETRACKS in writing, CUSTOMER shall not itself or authorize any third party to (a) remove, obscure, or alter any legal notices, including notices of intellectual property rights present on or in the E-Commerce site related to the Puretracks’ catalogue offering or any other materials provided by PURETRACKS to CUSTOMER .

          2.4      Design, Functionality and Branding. CUSTOMER shall create and operate the E-Commerce Site. Puretracks will provide Fulfillment Services in accordance the final site specifications (the “Final Specifications”) set out in Schedule D hereto.

          2.5      Communications. PURETRACKS shall not communicate with the CUSTOMER clients, unless otherwise agreed between PURETRACKS and CUSTOMER in writing.

          2.6      Content and Functionality.

          2.6.1     [intentionally left balnk]

          2.6.2      CUSTOMER Content Change Requests. , CUSTOMER may suggest reasonable changes, addition of new content or modifications to the Music Catalogue, in which case PURETRACKS will use reasonable commercial efforts to accommodate such requests, and provided that Customer shall pay Puretracks for the developer time spent making such changes at a rate of $150 per hour, per developer.

          2.6.3      PURETRACKS Content Changes. PURETRACKS may add or remove musical content (“Music Content”, which term includes without limitation the tracks available for download and sample tracks) to or from the Music Catalogue available throught the Web-Service, provided however that (a) PURETRACKS shall always ensure that the Web-Service always has at least all the Music Content that is made available on the PURETRACKS Site (or any successor to the PURETRACKS Site or any similar site operated by, for, or in connection with, PURETRACKS or its affiliates) and any PARTNER Site; and (b) PURETRACKS shall in no event remove the full listings of any label from the Web-Service.

          2.6.4      PURETRACKS Functionality Changes. Where required to do so by its licensors, PURETRACKS may reduce the following functionalities on the Web-Service as follows,:

a)	download portability may be reduced to no less than 3 DRM devices; and
b)	the number of downloads permitted (under a single purchase) may be reduced to no less than 3.

          2.7      Launch Date. PURETRACKS shall provide access to the live Web-Service on or before ______(the “Launch Date”).

          2.8      Pricing. All products and services sold, licensed or otherwise distributed on, through, via or in connection with the Music Dowload Web-Service shall be subject to the approval of PURETRACKS and shall be sold, licensed or otherwise distributed at prices and charges approved by PURETRACKS. Unless otherwise agreed to by Customer on a case by case basis, such prices and charges by CUSTOMER (the “Regular Prices”). If content is sold at a discounted price, a minimum delivery fee shall be paid to PURETRACKS based on the terms in Section 3.1.7 below.

3.      Payments and Reporting.

3.1	Set-up Fees , Maintenance Fees and Commission Structure

3.1.1

Set-Up Fees. In consideration for PURETRACKS’s access and development support of the Web-Service in accordance with this Agreement, CUSTOMER will pay PURETRACKS a one time fee (the “Set-up Fee”) in amount equal 5,000 CAD.

3.1.3

3.1.4      Ingestion Fees. In respect of each track ingested by PURETRACKS in the Puretracks Catalogue, on the request of the CUSTOMER and available for the Exclusive use of the CUSTOMER, the CUSTOMER will pay PURETRACKS a fee ( the “Ingestion Fee” ) in an amount equal to $ 250 Dollars USD per tracks.

3.1.5.	Any development or other technical services requested by the CUSTOMER outside of the Launch Services shall be at a billing rate of $150 per hour or as otherwise negotiated between the parties

3.2      Audit Rights. Each party shall maintain complete and accurate records with respect to the calculation of all payments due under this Agreement. Each party shall have the right, at its expense (except as provided below) to audit the other party’s books and records for the purpose of verifying tracking and payment amounts. Such audits shall be made not more than once per year, on not less than ten (10) days written notice, during regular business hours, by auditors reasonably acceptable to the party being audited. If the auditor’s figures reflect payment due under this Agreement other than those reported by the party being audited, then the party being audited shall pay the amount owed (if such amount is higher than reported), or the party conducting the audit shall reimburse the difference (if such amount is lower than reported), as the case may be. If the auditor’s figures show an under-reporting of more than 10% from the figures provided by the party being audited, then the party being audited shall also pay the reasonable cost of the audit. This provision shall survive for a period of one year after the termination or expiration of this Agreement.

4.        Other Obligations.

5.        Licenses. PURETRACKS grants a limited, personal, nontransferable, nonexclusive license to use the Puretracks Catalog which includes the following rights: (i) the right to make accessible Preview Content and Graphic Content from CUSTOMER Merchant Sites (ii) the right to make available and sell Digital Content to Buyers; and (iii) the right to create one or more Links to the Puretracks Server for the purposes thereof. As a condition to such license, CUSTOMER shall comply with such channel restrictions and other requirements relating to the sampling of Preview Content, the viewing of Graphic Content and/or the sale of Digital Content (including, without limitation, usage rules, metadata rules, parental advisory posting requirements, site security requirements and linking, marketing and promotional requirements, if any), that are imposed by the Music Content Companies on PURETRACKS partners and communicated to CONSTOMER in writing from time to time. PURETRACKS may in its reasonable discretion withdraw permanently or temporarily any licensed sound recording or other content from the Puretracks Catalog if PURETRACKS determines in its reasonable discretion that the distribution thereof would or might infringe the rights of others, violate any law or governmental rule or regulation, interfere with actual or contemplated use of the particular licensed sound recording or other element for any purpose other than the distribution CUSTOMER as contemplated hereby or subject PURETRACKS to potential liability or litigation from the Music Content Companies.

The license herein granted shall be limited to the rights expressly set forth above. All other rights to the Puretracks Catalog are expressly reserved by PURETRACKS. Without limiting the foregoing, PURETRACKS and the CUSTOMER may not create or maintain any hyperlinks to the Puretracks Catalog other than the Links as permitted herein, and CUSTOMER may not sublicense the Puretracks Catalog.

In addition, subject to the terms and conditions of this Agreement, CUSTOMER hereby grants to PURETRACKS, and PURETRACKS hereby grants to CUSTOMER, the right to reproduce and display the other’s designated logos, trademarks, trade names and other similar identifying material as set forth in Schedule E or as otherwise provided by a party from time to time during the Term (the “Marks”) solely for the purposes of this Agreement and in accordance with applicable law and the owner’s established trademark usage policies and procedures. In connection with the licenses in the Marks granted hereunder, each Party shall have the unilateral right to establish such quality standards and additional terms and conditions concerning the use of its Marks as such Party deems necessary or desirable. Each Party will submit all materials of any kind containing the other Party’s Marks to the other Party before release to the public for inspection, and such other Party will have the right to approve such material prior to its distribution. Nothing in this Agreement shall grant or shall be deemed to grant to either Party any right, title or interest in or to the other Party's Marks. Each Party agrees that it shall not in any manner alter the Marks of the other Party or hold out any permanent interest in same. All use by CUSTOMER of PURETRACKS’s Marks (including any goodwill associated therewith) shall inure to the benefit of PURETRACKS and all use by PURETRACKS of CUSTOMER’s Marks (including any goodwill associated therewith) shall inure to the benefit of CUSTOMER. Neither party shall create a combination mark consisting of one or more Marks of each party.

          5.1      Termination: All licenses granted in this Section 5 shall terminate immediately and automatically upon the earlier of the expiration or termination of this Agreement.

          5.2      Nothing in this agreement shall restrict CUSTOMER from selling Digital Downloads on its E-commerce Website that CUSTOMER has acquired from content owners or distributors other than PURETRACKS even if such Digital Downloads are available in the PURETRACKS Catalogue. CUSTOMER shall not owe any royalty or wholesale price for Digital Downloads it sells through its E-Commerce Website for which is has distribution rights from a person other than PURETRACKS as long as delivery of the Digital Downloads is not made by or through PURETRACKS.

6.        Representations and Warranties.

6.1      Corporate Power. Each Party represents and warrants to the other that it is duly organized and validly existing under the laws of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

6.2      Due Authorization. Each Party represents and warrants to the other that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

6.3      Binding Agreement. Each Party represents and warrants to the other that: (i) this Agreement is a legal and valid obligation binding upon it and enforceable with its terms; and (ii) the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.4      No Infringement. Each Party represents and warrants to the other that the content and all elements or parts thereof which it contributes or makes available on the Web-Service (other than content placed on such site by a third party, of which the contributing party, after due inquiry, does not have actual knowledge of any infringement) will not violate or infringe upon the Intellectual Property, privacy, publicity, or any other personal or property rights, of any person, nor will same constitute a libel or defamation of any person or entity. In addition, PURETRACKS represents, warrants and covenants to CUSTOMER that it has obtained (and will obtain if it becomes necessary) all necessary licenses, consents and approvals relating to all of the Music Catalogue, including products and services, and its use thereof as contemplated hereunder. For the purposes of this Agreement, “Intellectual Property” means all design and utility patents, application for such patents, industrial design, product get-up, distinguishing guises, trade-marks, trade names, service marks, copyright, trade secrets, know-how and other intellectual property rights recognized by any jurisdiction and whether registered or not.

6.5      Compliance with Law. PCUSTOMER represents, warrants and covenants to PURETRACSK that the Web Service and all content provided for the Web Service (other than the Music Catalogue) does and will comply with all applicable laws, including those relating to privacy rights, and the advertisement and promotion of products and services. CUSTOMER represents, warrants and covenants to PURETRACKS that all advertisements, sponsorships, promotions and Site content provided by CUSTOMER will comply with all applicable laws, including those relating to privacy rights, and the advertisement and promotion of products and services.

7.        Indemnification.

7.1      Indemnification by CUSTOMER. CUSTOMER agrees to indemnify and hold harmless PURETRACKS and its directors, officers, employees and agents, from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, which arise out of or relate to: (a) the infringement or misappropriation of Intellectual Property rights arising from the use of the CUSTOMER Marks in accordance with this Agreement; or (b) the infringement or misappropriation of Intellectual Property rights arising from any content or services provided by CUSTOMER for display or access on the Web-Service, or (c) the operation of the Web Service and the E-Commerce Site. The foregoing indemnity is conditioned upon: (i) prompt written notice by the indemnified party to the indemnifying party of any claim, action or demand for which indemnity is claimed; (ii) the opportunity for complete control of the defence and settlement thereof by the indemnifying party; and (iii) such reasonable cooperation by the indemnified party in the defence as the indemnifying party may request. For the purposes of this Section 7.1, PURETRACKS is entering into this Agreement in its personal capacity and as trustee for the other indemnified parties referred to herein.

7.2      Indemnification by PURETRACKS. PURETRACKS agrees to indemnify and hold harmless CUSTOMER and its directors, officers, employees, and agents, from and against any and all third party claims, damages, liabilities, costs and expenses, including reasonable legal fees and expenses, which arise out of or relate to: (a) the infringement or misappropriation of Intellectual Property rights arising from the use of the PURETRACKS Marks in accordance with this Agreement; (b) the infringement or misappropriation of Intellectual Property rights arising in respect of the Music Content. ) The foregoing indemnity is conditioned upon: (i) prompt written notice by the indemnified party to the indemnifying party of any claim, action or demand for which indemnity is claimed; (ii) the opportunity for complete control of the defense and settlement thereof by the indemnifying party; and (iii) such reasonable cooperation by the indemnified party in the defense as the indemnifying party may request. For the purposes of this Section 7.2, CUSTOMER is entering into this Agreement in its personal capacity and as trustee for the other indemnified parties referred to herein.

7.3      Cooperation. For purposes of Section 7, the indemnified party will: (i) provide the indemnifying party with prompt written notice of any Claims; (ii) permit the indemnifying party to defend and/or settle such Claims, provided that the indemnified party’s approval (which shall not be unreasonably withheld) to any settlement is obtained, and provided that the indemnified party will have the right to participate in the defense of such Claims and to employ counsel; and (iii) provide the indemnifying party, at indemnifying party’s expense, all information and assistance as reasonably requested by indemnifying party in connection with such Claims. The indemnified party must also reasonably assist the indemnifying party with the mitigation of any losses in connection with the indemnification obligations herein.

8.        Confidentiality.

8.1      Confidentiality. Each Party acknowledges that the Confidential Information of the other Party constitutes valuable, confidential, proprietary information, and agrees that both during and after the Term it shall not disclose to any other person any such Confidential Information of the other Party, except as specifically authorized under this Agreement. The Parties may disclose such Confidential Information of the other Party as is necessary to those of their employees and agents who need such information to exercise the Party's rights and perform its obligations hereunder, and who have executed or are otherwise bound by confidentiality obligations similar to those contained herein. “Confidential Agreement” means any and all data, information, software or materials relating to the business and management of either Party, its clients, its affiliates or its licensors, that is designated as confidential or ought reasonably to be considered confidential, including but not limited to: business operations, processes, products, designs, business plans, business opportunities, finances, research, development, know-how, trade secrets, personnel, clients, methodologies, and Intellectual Property.

8.2      Exceptions. Notwithstanding Section 8.1, the recipient of Confidential Information may use or disclose the Confidential Information to the extent that such Confidential Information is: (i) already known by the recipient without an obligation of confidentiality; (ii) publicly known or becomes publicly known through no unauthorized act of the recipient; (iii) rightfully received by the recipient from a third party; (iv) independently developed by the recipient without use of the information of the disclosing party; (v) approved by the disclosing party for disclosure; or (vi) required to be disclosed pursuant to a requirement of a governmental agency or law, so long as the recipient provides the other party with notice of such requirement prior to any such disclosure and takes all reasonable steps available to maintain the information in confidence.

9.        User Information, Privacy.

9.1      Any and all information to be provided by or gathered from users of the Web-Service in connection with their use of the Web-Service (the “User Information”) shall be owned by CUSTOMER and shall be deemed to be Confidential Information of CUSTOMER. PURETRACKS may use the User Information for solely for the purposes of fulfilling its obligations under this Agreement. PURETRACKS shall provide CUSTOMER with all User Information within ten (10) days after the end of each month of the Term. PURETRACKS agrees to perform any and all acts necessary to ensure that the Web-Service, including without limitation the collection of User Information thereon, is in full compliance this Agreement and with all applicable laws relating to the collection of information from users.

10.      TERM AND TERMINATION

10.1     Term. The term (“Term”, which expression shall include any renewal term hereunder) of this Agreement shall commence on the Effective Date and continue for five years from the Launch Date unless terminated earlier as provided below. This Agreement shall renew automatically for a single additional one-year period if CUSTOMER provides formal written notice, referencing this section 10.1 of the Agreement, of such renewal to PURETRACKS at least ninety (90) days prior to the end of the Term.

10.2     Termination. Either party may terminate this Agreement (a) if the other party files a petition for bankruptcy, becomes insolvent, or makes an assignment for the benefit of its creditors, or a receiver is appointed for the other party or its business; (b) upon the occurrence of a material breach of a material provision by the other party if such breach is not cured within thirty (30) days after written notice is received by the breaching party identifying the matter constituting the material breach; or (c) by mutual consent of the parties.

10.3     Responsibilities on Termination. Upon the expiry or termination of this Agreement, each of the Parties shall immediately: (i) cease using the Marks of the other Party; (ii) cease using or distributing any advertising or promotional materials containing references to the other Party's products; (iii) return all Confidential Information, Intellectual Property and other property of the other Party to them; and (iv) remove all special links made pursuant to this Agreement from their respective products to the products of the other Party.

11.      Disclaimers, Limitation of Liability.

11.1     DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER CUSTOMER NOR PURETRACKS MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY OTHER REPRESENTATIONS, WARRANTIES OR CONDITIONS WITH RESPECT TO THE SUBJECT MATTER HEREOF, WHETHER EXPRESS OR IMPLIED, PAST OR PRESENT, STATUTORY OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING, INCLUDING ANY LEGAL OR IMPLIED WARRANTIES OF MERCHANTABILITY, MERCHANTABLE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE QUALITY, NON-INFRINGEMENT, TITLE, QUANTITY OR TYPE OF USERS, TRAFFIC OR OTHERWISE.

11.2     LIMITATION. EXCEPT FOR THE INDEMNITY OBLIGATIONS PROVIDED FOR IN SECTION 7 AND THE PAYMENT OBLIGATIONS PROVIDED FOR IN SECTION 3, TO THE EXTENT PERMITTED BY APPLICABLE LAW, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM PERFORMANCE UNDER OR FAILURE TO PERFORM ANY PROVISION OF THIS AGREEMENT (INCLUDING SUCH DAMAGES INCURRED BY THIRD PARTIES), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE, LOSS OF ANTICIPATED PROFITS OR LOSS OF BUSINESS. EXCEPT IN RESPECT OF SUCH INDEMNITY AND PAYMENT OBLIGATIONS, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES IN EXCESS OF THE $5,000 DOLLARS CDN IN AGGREGATE UNDER THIS AGREEMENT.

12.      General.

12.1    Notices. All notice required to be given under this Agreement must be given in writing and delivered either in hand, by certified mail, return receipt requested, postage pre-paid, confirmed facsimile or by any recognized overnight delivery service, all delivery charges pre-paid, and addressed:

If to CUSTOMER:

1511 West 40th Avenue,
Vancouver, BC V6M 1V7

Attention: Robin Ram, COO

If to PURETRACKS:

Puretracks Inc.
260 King Street West, Suite B100,
Toronto, Ontario M5A 4L5

Attention: Alistair Mitchell, Co-CEO

Any such notice, request or other communication so given shall be deemed to have been given and received on the day of delivery if delivered personally or by overnight courier, and on the day of fax transmission if sent by fax; provided that such day is a business day in the Province of Ontario (“Business Day”) and such communication is so delivered, transmitted or sent by 4:00 pm on such day. Otherwise, such notice, request or communication shall be deemed to have been given and received on the next Business Day after receipt.

12.3     Assignment. Other than in connection with an assignment or transfer of all of the rights and obligations under this Agreement to an affiliate (as defined in the Canada Business Corporations Act, as amended) or to any successor of all or substantially all of a Party’s assets, neither Party may transfer, assign, delegate or otherwise dispose of this Agreement without the prior written consent of the other Party.

12.4     Enurement. This Agreement shall enure to the benefit of and be binding upon each of the Parties and their respective successors and permitted assigns.

12.5     Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements, understandings, negotiations and discussions, whether written or oral.

12.6     Amendment. This Agreement may only be amended or modified by a separate written instrument signed by the Parties.

12.7     Further Assurances. Each of the Parties shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

12.8     Severability. If any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect other provisions of this Agreement which can be given effect without the invalid provision, and such invalid provision shall be deemed severed and the balance of this Agreement shall remain in full force and effect.

12.9     Survival of Certain Provisions. The sections hereof pertaining to representations and warranties of the Parties, Intellectual Property, confidentiality, payment, indemnification and limitation of liability, and any other provision hereof which by its nature is intended to survive termination or expiry, shall survive the termination or expiry of this Agreement.

12.10    Waiver. The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be wavier of any succeeding breach of such provision or as a wavier of the provision itself.

12.11    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada, without reference to principles of conflict of laws. The Parties submit and consent to the exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding instituted hereunder. This Agreement shall be deemed to be an Ontario contract for all purposes.

12.12    Relationship of the Parties. This Agreement does not and shall not be deemed to constitute a partnership or joint venture between the Parties and neither Party nor any of their respective directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other.

12.13    Announcements. No press release or public announcement with respect to this Agreement or any of the transactions contemplated by this Agreement will be made by either Party without the prior written approval of the other Party, provided however that this restriction shall not apply in regards the general marketing and promotional activities of Customer in relation to the Web-Service, and further provided that PURETRACKS and CUSTOMER hereby agree to a press release announcing this Agreement to be issued within 5 business days of the date hereof. Where practically feasible, CUSTOMER will include “Powered by Puretracks” or equivalent attribution in such announcements.

12.14    Exclusivity. [tbd]

Executed as an instrument under seal as of the date first written above:

PURETRACKS MEDIA INC.

/s/ Alistair Mitchell
Chief Executive Officer

SOUND REVOLUTION INC.

/s/ Robin Ram
Chief Operating Officer

SCHEDULE A

CUSTOMER LINKS & PROMOTIONS

SCHEDULE B

SERVICE LEVELS

SERVICE LEVELS

Affiliate White Label Site Service Level Agreement

Overview

This document is intended to outline the service levels Puretracks maintains for affiliates and the general practices which support these service levels.

Conventions Used in this Document
Puretracks Inc	Puretracks Inc. the developer and Puretracks service provider
Affiliate	Client for which Puretracks Media Inc. provisions some aspect of the Puretracks service.
Puretracks	The Puretracks web service service.
White Label Site	The process of syndicating the Puretracks service through an affiliate portal, achieved by re-skinning the Puretracks website to reflect the design of the target affiliate and incorporating client branding and colour scheme as well as Puretracks branding.
End-User	A customer of the Puretracks white label site. ‘User’ is an equivalent term.
Help Desk	The customer support services made available to end-users of the Puretracks affiliate service.
CRM Site	The browser based issue tracking and resolution tool used by Puretracks customer support.

Revision Log

Service Levels

Puretracks monitors and continually improves quality of service provisioned through affiliate white-label services. Puretracks makes all commercially reasonable efforts to ensure that service levels for affiliate customers are not less than service levels for any paying user to whom Puretracks provides the Puretracks download service directly.

Further, Puretracks will operate affiliate services in accordance with the following minimum Service Levels.

Service Availability

1.	Webservice: The affiliate webservice will be available 99.9% of the time, including the front-end catalogue as well as backend fulfillment.
2.	File Delivery: Media files comprising end-user orders will be available for download 99.9% of the time.

Service Latency

1.	Webservice: The affiliate white label site will return a query response to the client within 1000 milliseconds of that request 99% of the time.
2.	File Delivery: TTFB (time to first byte) of download requests will be 1000 milliseconds 99% of the time.

Help Desk Performance

Puretracks provides customer support to affiliate end-users via a browser based issue submission, tracking and resolution tool (the CRM Site). Tickets submitted by affiliate users through this tool will receive a response within 24 hours 99% of the time. Live telephone support is available between the hours of 10am to 9pm EST Monday to Friday and 9am to 1pm EST Saturday and Sunday, for users whose ticket has not been resolved within three responses from customer support associates via the CRM Site.

Incident Resolution

Puretracks makes all commercially reasonable efforts to resolve all incidents that affect users' ability to utilize the affiliate webservice service. Particular attention is paid to resolving incidents found to have user impact and defined as being high priority. A high priority incident is defined as any incident that is:

1.	Generating greater than 50 calls (trouble tickets) at the affiliate customer support desk per day or directly associated with a single incident
2.	Service degradation is more than 50% of that allowed for Service Availability, Service Latency, Help Desk Performance SLA for a period greater than 6 hrs
3.	Service not available to customers for a period of 2 hrs during normal business hours

High priority incidents trigger formulation of a resolution plan and immediate execution of that plan by Puretracks. Affiliates are notified of such incidents as soon as they are detected, and updated every two hours as efforts to remedy proceed.

Maintenance

Puretracks makes all commercially reasonable efforts to coordinate maintenance windows to minimize impact to the affiliate webservice service subscribers with a goal of limiting scheduled maintenance to 1 day per week.

Preventative Maintenance

Puretracks will conduct preventative maintenance accepted as part of industry standard practice as follows:

1.	Unless otherwise agreed to, Puretracks only performs Maintenance Services during the hours of [02:00 A.M. to 06:00] A.M. EST on Mondays.
2.	Puretracks provides 48 hour notification of any scheduled maintenance activity.

3.

In the unlikely event that Puretracks cannot complete the scheduled maintenance work in the maintenance window, Puretracks informs the affected affiliate and an appropriate course of action is determined.

Emergency Maintenance (Un-Scheduled)

Emergency maintenance is maintenance in response to an unplanned outage or threat. Puretracks will conduct emergency maintenance as follows:

1.	Puretracks files a trouble ticket to log the emergency maintenance with the affiliate help desk.
2.	Puretracks provides notification once decision to perform emergency maintenance has been made.

Network Policy and Security

General Practices

Puretracks affiliate services are only exposed on port 80 at the firewall, and software firewalls further filter traffic on this exposed port for any request that is not appropriately formatted for consumption by our affiliate services. Puretracks is in constant contact with the health of our network and the affiliate services it supports; we monitor for any suspicious usage patterns through periodic log review, and through network, service, application and connection monitoring. Further, Puretracks affiliate services are secured by enterprise firewalls which have the capability to detect and automatically respond to an array of malicious network activity including Sync Attacks, ICMP Floods, UDP Floods, IKE Floods, Ping of Death, DOS and DDOS attacks. Puretracks likewise has the ability to deny any network or IP access to any affiliate service should we detect any malicious activity associated with this external network. Puretracks has recently provisioned an external security audit of our deployed server environment by Global E-Secure, with favorable results (available on request). Finally, the physical security of our data-center is controlled via 24-7 security camera monitoring by on-site security personnel, and access is limited by swipe card and cage lock.

Breach Response

We monitor for potential security breaches in the following ways:

1.	Logging and periodic review of all user transactions with the webservice, download servers, and license servers
2.	Transport layer monitoring of web, download, and license server traffic throughput
3.	Automated detection and notification of common Internet based attacks by our hardware firewall
4.	Automated filtering and logging of suspiciously formatted HTTP requests by all web, download and license servers
5.	Automated notification of exceptions thrown by the application due to invalid data

In the event that we detect malicious user activity via one of the above protocols, we have the ability to disable the associated user's account, block access from their origin IP address, and revoke download / license delivery authorization for their orders.

Availability and Exception Monitoring

Puretracks affiliate web based services are tested for availability every 10 minutes by external polling, and in the event that any service does not respond, a pager alert is sent to a senior technician assigned as ‘on call’. Further, all Puretracks servers supporting affiliate services are monitored for any hardware failure or threshold warning. In addition, all application exceptions generated by an affiliate service result in notification and are logged for reporting and review.

Redundancy and Capacity

Puretracks maintains a redundant, high availability network with multiple points of presence at major Internet hubs in Canada and the US. The architecture of three key service enabling tiers are described below including the web, database and file delivery tier.

File Delivery Tier

Puretracks leverages the LimeLight Networks edge-cache to topographically load balance requests for media to four different cities across the US, and also maintains a farm of six download servers at our Canadian point of presence (our network peers with all major Canadian ISPs), ensuring the best possible download experience regardless of the users location in Canada or the US. The file delivery server farm at our POP delivers back catalogue content, while high request volume files (representing 95% of our aggregate traffic) are topographically load balanced by our edge-cache. We are currently utilizing 10% of this architectures total capacity.

Web / Application Tier

Puretracks’s web application tier consists of a five-server web farm, least connection load balanced by a hardware appliance to provide redundancy and load balancing. This tier operates at 20% of capacity.

Database Tier

The Puretracks database tier supports our catalogue and orders databases. It is powered by two quad Xeon MP, 4 GB RAM, IBM x440 servers with database resources spread across multiple Ultra SCSI 320 based RAID arrays. Redundancy is provided by our staging database, which is maintained on an identically configured Dell 2650, 2.0 GHz Dual Xeon (hyper-threaded).

Network Topology

Puretracks’s network is 100% Cisco powered, is redundant, and is supported by multiple tier 1 upstream providers.

SCHEDULE C

TRAFFIC REPORTS

  User info
  Order date
  Order time
  Wholesale price
  Delivery fee
  Content delivered

SCHEDULE D

WEB SERVICE DESCRIPTION

Product Description
Introduction
This document describes Puretracks’ Web Service offering.

Overview

The Puretracks Web Service offering allows any business with an existing online store to seamlessly integrate Puretracks’ back end to provide digital music sales. Puretracks’ Web service provides the fastest and most cost effective way for companies to tap into Puretracks’ deep digital music archive, digital rights management (DRM) integration, fulfillment services and reporting tools without a significant upfront investment.

How the Web Service Works

The Puretracks Web service provides all the same content as our Whitelabel Music Store offering but is designed to integrate "behind the scenes" of your existing online store and e-commerce platform.

The Web service provides feeds from the Puretracks digital media platform and library. Puretracks’ Web service includes full database access, commerce integration, digital music fulfillment, digital rights management (DRM), auditing and reporting.

SCHEDULE E

CUSTOMER LOGO FOR DOWNLOAD MANAGER